                 Purchase and Sale Agreement


                       By and Between


                    Marathon Oil Company

                             and

                       Forcenergy Inc


                   dated December 12, 1996
                  Effective October 1, 1996





Cook Inlet & Prudhoe Bay
Alaska

                 PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement ("Agreement") is made and entered into this ____ day of _______________, 199__ by and between Marathon Oil Company, an Ohio corporation ("Seller"), and Forcenergy Inc, a Delaware corporation ("Purchaser").

In consideration of the mutual promises contained herein, the benefits to be derived by each party hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser and Seller hereby agree as follows:

1.    DEFINITIONS.    For  purposes of this  Agreement,  the
listed terms shall have the following meanings:

     a.   "Property" means:

           (i) all of Seller's right, title and interest in and to the lands described in Exhibit "A" including, without limitation, all mineral interest, royalty interest, overriding royalty interest, oil, gas or mineral leasehold interest, working interest, net revenue interest, easements, rights-of-way, servitudes, and reversionary rights related thereto (collectively "Leases"), and

           (ii) all of Seller's right, title and interest in and to each of the oil, gas and injection wells on the Leases ("Wells"), and

          (iii) all of Seller's right, title and interest in and to all joint operating agreements, pooling and unitization agreements, production and product sales agreements, transportation agreements, pipeline connection agreements, commingling agreements, exploration agreements, area of mutual interest agreements, farmout and farmin agreements, permits and licenses and all other similar agreements and instruments relating to the Leases or the Wells, including but not limited to such agreements listed on Exhibit "B" ("Associated Contracts"), and

           (iv) all of Seller's right, title and interest in and to all tangible property consisting of equipment, inventory, components, pipelines, wells, platforms, machinery, fixtures, production facilities, measurement facilities, processing plants, tanks, dehydrators, separators, compressors, storage facilities, buildings, office equipment and other tangible property located on or used directly and exclusively in connection with the Leases, and

           (v) all of Seller's right, title and interest in all geological, geophysical, engineering, technical and accounting data, records, files and information directly related to the Leases or Wells, including without limitation well logs, cores, structure maps, and seismic data owned by Seller or to which Seller has rights or interests, except to the extent that Seller is contractually prohibited from transferring same, and

          (vi) all of Seller's right, title and interest in all oil, gas, distillate, condensate, casinghead gas, or other liquid or vaporous hydrocarbons or minerals produced from or attributable to the Leases or Wells, from and after the Effective Date, and

          (vii) any and all of Seller's stock in Cook Inlet Pipe Line Company, a Delaware corporation, ("Cook Inlet") not acquired by other owners of Cook Inlet pursuant to rights of first refusal to which such stock is subject.

      With respect to rights, obligations, warranties and representations of the parties hereto after Closing, references herein to the "Property" shall mean only that portion of the Property which was conveyed at Closing.

       Notwithstanding anything herein to the contrary, "Property" does not mean, and specifically excludes, all of Seller's right, title and interest in the Grayling Gas Sands Working Interest Participating Area ("WIPA") of the Trading Bay Unit ("TBU") or in any of the interests described in (i)
- (vii) above associated with, or otherwise an incident of ownership of, the Grayling Gas Sands WIPA, including, but not limited to, certain facilities at the Trading Bay
Production Facility ("TBPF") and the right to utilize all existing TBU gas pipelines. The Grayling Gas Sands WIPA is defined as all gas bearing sands above the G-Zone oil pool of the McArthur River Field including, but not limited to, the Upper A (shallow), A, B, C, D, E, (deep), F (deep), and G-0 (deep). Further, Property does not mean Seller's 51.2% interest in the Steelhead Platform and related gas facilities and pipelines. (Collectively, such excluded interests are referred to herein as the "Retained Interests"). Seller specifically reserves and excepts from this transaction all of the Retained Interests. Record title to the Grayling Gas Sands WIPA shall be retained by Seller on the State of Alaska form entitled "Assignment Affecting Record Title to Oil and Gas Lease" for each lease which is part of the Grayling Gas Sands WIPA and which is otherwise to be assigned to Purchaser pursuant to the terms of this Agreement.

     b.   "Permitted Encumbrances" means:

           (i) lessor's royalties, overriding royalties, and all other matters affecting the interests reflected in the official real property records, U.C.C. records, the State of Alaska Department of Natural Resources and/or other public records of the jurisdictions in which the Leases are located ("Official Records"), if the effect of such burden does not operate to reduce the Net Revenue Interest as to any Lease or Well to less than the Net Revenue Interest set forth in Exhibit "A" for such Lease or Well or increase the Working Interest as to any Lease or Well to more than that set forth in Exhibit "A" without a proportionate increase in the Net Revenue Interest;

          (ii) the Associated Contracts;

            (iii) required third party consents to assignments, preferential purchase rights and similar agreements with respect to which valid waivers or consents have been obtained from the appropriate parties or the time period for exercising such rights has expired without the exercise of such rights;

           (iv) liens for taxes or assessments not yet delinquent;

          (v) all rights to consent or approval by, required notices to, filings with, or other actions by, governmental entities in connection with the Assignment of oil and gas leases or easements or rights-of-way or interests therein if the same are customarily obtained subsequent to such Assignment;

           (vi) the obligations contained in this Agreement and all Exhibits to this Agreement;

          (vii) the Contingent Bonus.

      c. "Effective Date" means October 1, 1996 at 7:00 o'clock a.m. local time where the Properties are located.

      d. "To the best of a party's knowledge", when used herein, means that no present officer, director, management employee, or in house attorney of that party has, or would have after a reasonably diligent inquiry and with the exercise of due care, any knowledge materially inconsistent with the statements qualified by that phrase.

      e. "Contingent Bonus" means three percent (3%) of the value of Purchaser's share of production from the Property after deducting lessor's royalty. The amount of the Contingent Bonus shall be calculated in the same means as is the lessor's royalty. The Contingent Bonus shall be effective and payable only in those months between December 1996 and May 1998, inclusive, in which the daily average prices for oil posted by Union Oil Company of California
("Unocal"),  or  its  successor, for Cook  Inlet  crude  oil delivered to the Drift River Terminal, as adjusted for quality and gravity, less the amount of applicable, unreimbursed transportation charges incurred in delivering such crude oil to market from the Drift River Terminal is greater than $17.70 per barrel. The parties acknowledge that the Net Revenue Interests set forth in Exhibit "A" hereto do not reflect the Contingent Bonus. In the event the referenced posting ceases to exist, then the Alaska North Slope West Coast price as reported by Platts and adjusted for gravity and quality, plus or minus the average difference between the referenced posting and the Platts reported price for the one (1) year period immediately prior to the date when the referenced posting ceased to exist shall be used. Within forty-five (45) days following the end of each month during such eighteen (18) month period, Purchaser shall render a statement to Seller showing the price received for production sold from the Property and, if applicable, the amount of such Contingent Bonus due Seller for such month and a check in the amount due.

      f. "Cook Inlet Funding Agreement" means that certain Cook Inlet Pipe Line Company Funding Agreement effective as of January 1, 1995 by and between Atlantic Richfield Company, Marathon, Unocal, Mobil Pipe Line Company and Cook Inlet.

      g.    "Guaranty  Agreement" means that certain  Unocal
Pipeline Company Guaranty Agreement effective as of  January
1, 1995 from Marathon to Unocal Pipeline Company.

2. PURCHASE AND SALE. Subject to the terms of this Agreement, Seller agrees to sell and convey the Property to Purchaser and Purchaser agrees to purchase and pay Seller for the Property.

3.   PURCHASE PRICE.

      a. The purchase price for the Property shall be one hundred twenty-one million five hundred ten thousand dollars ($121,510,000) ("Purchase Price"), subject to adjustment as herein provided. Within two (2) business days from the execution of this Agreement by both parties, Purchaser shall pay an earnest money deposit of ten million dollars ($10,000,000) (the "Deposit") to Seller by wire transfer of immediately available funds.

      b. The Purchase Price shall be adjusted by the items listed below in this Section 3b. At Closing, Purchaser shall pay to Seller, by wire transfer in immediately available funds, the net amount of the Purchase Price as adjusted in accordance with this Section 3b. All amounts due by Purchaser shall be sent to the following account:
Marathon Oil Company, National City Bank, Cleveland, Ohio, Transit Routing Number 041000124, Account Number 2110051,
Reference: Gulf Coast Region for Alaska Region. The Purchase Price shall be adjusted after Closing in accordance with Section 10 below.

     (i) The Purchase Price shall be adjusted upward by the following:

           (1) the value of all oil in storage above the Cook Inlet pipeline connection at TBPF as of the Effective Date and not previously sold by Seller that is attributable to the Property, such value to be the Unocal price posted for Cook Inlet crude, adjusted for quality and gravity, delivered to the Drift River Terminal in effect as of the Effective Date less taxes; and

           (2) the amount of all expenditures (including, without limitation, capital expenditures, but limited to capital expenditures incurred after the Effective Date), rental and other charges, ad valorem, property, production, excise, severance and similar taxes based upon or measured by the ownership of property or the production of hydrocarbons or the receipt of proceeds therefrom, expenses billed under applicable operating agreements and in the absence of an operating agreement, expenses of the sort customarily billed under such agreements, paid by Seller in connection with the operation of the Property, in accordance with generally accepted accounting principles, attributable to the period from and after the Effective Date; and

           (3) an amount equal to all prepaid expenses attributable to the Property that are paid by Seller that are, in accordance with generally accepted accounting principles, attributable to the period after the Effective Date, including without limitation, prepaid utility charges and prepaid ad valorem, property, production, severance, and similar taxes based upon or measured by the ownership of property or the production of hydrocarbons or the receipt of proceeds therefrom; and

          (4) an amount equal to the outstanding balance of advances made by Seller to the operator of the Property as of the Effective Date.

     (ii) The Purchase Price shall be adjusted downward by the following:

           (1) the proceeds, net of royalty, received by Seller attributable to the Property that are, in accordance with generally accepted accounting principles, attributable to the production of hydrocarbons for the period from and after the Effective Date pursuant to arms-length sales to unaffiliated third parties, or in the absence of such an arms-length sale, the fair market value thereof; and

           (2) an amount equal to all unpaid ad valorem, property, production, severance, and similar taxes and assessments (but not including income taxes) based upon or measured by the ownership of property or the production of hydrocarbons or the receipt of proceeds therefrom accruing to the Property prior to the Effective Date, which amount shall be computed based upon such taxes assessed against the applicable portion of the Property for the preceding calendar year or, if such taxes are assessed on other than a calendar year basis, for the tax-related year last ended; and
          (3)  the value of  all uncured Title Defects; and

          (4) the Allocated Value (as defined in Section 15 hereof and listed on Exhibit "G" hereof) of the portions of the Property excluded from this Agreement pursuant to
Section 6 hereof; and

          (5)  the Deposit; and

          (6)  the  proportionate share of  the  Allocated
Value of the shares of Cook Inlet acquired by other owners of Cook Inlet as a result of the right of first refusal process to which such shares are subject; and

           (7) that portion of any dividend received from Cook Inlet by Seller in 1996 attributable to Cook Inlet's operation from the Effective Date through the Closing Date.

     c. All adjustments made to accounting records for the Property after the Effective Date but attributable to costs and expenses paid by Seller to co-working interest owners in the Property prior to the Effective Date shall be for the account of Seller.

     d. Notwithstanding any provision of this Agreement to the contrary, Purchaser shall not be obligated to close the transaction contemplated by this Agreement, and shall have the option to terminate this Agreement if the aggregate value of all Title Defects which have not been cured to Purchaser's satisfaction prior to the Closing Date exceeds ten percent (10%) of the Purchase Price.

     e. Notwithstanding any provision of this Agreement to the contrary, Purchaser shall not be obligated to close the transaction contemplated by this Agreement if the Allocated Value of the portion of the Property on which preferential rights are exercised exceeds twenty percent (20%) of the Purchase Price.

4. REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING ANY PROVISION CONTAINED IN THIS AGREEMENT TO THE CONTRARY, THE TRANSFER OF THE PROPERTY BY SELLER TO PURCHASER SHALL BE WITHOUT WARRANTY OF TITLE, EXPRESS, STATUTORY, OR IMPLIED, EXCEPT THAT SELLER SHALL WARRANT TITLE (EXCEPT FOR TITLE DEFECTS WAIVED BY PURCHASER OR FOR WHICH AN ADJUSTMENT WAS MADE TO THE PURCHASE PRICE) TO THE PROPERTY AGAINST THE CLAIMS AND DEMANDS OF ALL PERSONS CLAIMING THE SAME OR AN INTEREST (INCLUDING A SECURITY INTEREST) THEREIN BY, THROUGH OR UNDER SELLER, BUT NOT OTHERWISE; PROVIDED HOWEVER, PURCHASER SHALL HAVE THE RIGHT OF FULL SUBSTITUTION AND SUBROGATION IN AND TO ANY AND ALL RIGHTS AND ACTIONS OF WARRANTY WHICH SELLER HAS OR MAY HAVE AGAINST ANY AND ALL PRECEDING OWNERS OR VENDORS FOR THE PROPERTY THROUGH THIS AGREEMENT AND THE ASSIGNMENTS TO BE EXECUTED IN CONSUMMATION OF THIS AGREEMENT.

Purchaser acknowledges that (i) it has had and pursuant to this Agreement will have prior to the Closing access to the Property and the employees of Seller and (ii) in making the decision to enter into this Agreement and consummate the transactions contemplated hereby, Purchaser has relied solely on the basis of its own independent investigation of the Property and upon the representations, warranties, covenants and agreements set forth in this Agreement. Accordingly, Purchaser acknowledges that, except as expressly set forth herein, Seller has not made, AND SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES, ANY REPRESENTATION OR WARRANTY, EXPRESSED, IMPLIED, AT COMMON LAW, BY STATUTE, OR OTHERWISE RELATING TO (x) THE CONDITION OF THE PROPERTY (INCLUDING WITHOUT LIMITATION, ANY IMPLIED OR EXPRESSED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, OR ENVIRONMENTAL CONDITION), (y) ANY INFRINGEMENT BY SELLER OF ANY PATENT OR PROPRIETARY RIGHT OF ANY THIRD PARTY, AND
(z)  ANY  INFORMATION, DATA OR OTHER MATERIALS  (WRITTEN  OR
ORAL) FURNISHED OR COMMUNICATED TO, OR MADE AVAILABLE FOR REVIEW BY, PURCHASER BY OR ON BEHALF OF SELLER; AND PURCHASER WILL HAVE SOLE RESPONSIBILITY FOR ANY ACTION TAKEN BY PURCHASER, OR BY OTHER PERSONS RELYING ON PURCHASER'S ADVICE, BASED ON ANY SUCH INFORMATION, DATA AND MATERIALS; provided, however, that the foregoing disclaimer and negation of representations and warranties shall not affect or impair the representations and warranties of Seller set forth in Section 7 hereof.

5.   TITLE MATTERS.

      a.    Marketable  Title.   As used  herein,  the  term
"Marketable Title" shall mean such right, title and interest owned or of record that, except for Permitted Encumbrances:

           (i) is free from reasonable doubt to the end that a prudent person engaged in the business of purchasing and owning, developing and operating producing oil and gas properties, and with respect to Cook Inlet, crude petroleum pipelines, with knowledge of all of the facts and their legal bearing would be willing to accept the same.

           (ii) subject to Section 6(b) hereof, entitles Seller to receive not less than the interest set forth in Exhibit "A" as the "Net Revenue Interest" or "NRI" with respect to the oil, gas, and associated hydrocarbon minerals produced, saved and marketed from each unit, Lease or Well, as the case may be.

           (iii) obligates Seller to pay costs and expenses relating to the operations on and the maintenance and development of each unit or Well, as the case may be, in an amount not greater than the "Working Interest" or "WI" set forth in Exhibit "A" with respect to such Property, without a corresponding increase in the NRI.

            (iv)   is   free  and  clear  of  all   material
encumbrances, mortgages, liens and security interests.

           (v) is free and clear of all consent requirements and preferential rights which, as of the Closing, have neither been waived nor expired.

           (vi) is not subject to any agreement whereby any person has the right to take production without full payment therefor, or at a reduced price, or pursuant to a call on production.

           (vii) is not subject to a contract for the sale of production from the Property which cannot be terminated upon ninety (90) days notice or less.

      b. Notice of Title Defect. Purchaser shall notify Seller in writing, as soon as reasonably practicable after Purchaser acquires knowledge, and in any event at least ten
(10) days prior to the Closing Date (the "Notification Deadline"), of any matter ("Title Defect") that would cause Seller's title to any portion of the Property not to be Marketable Title, in each case together with an explanation of (a) the nature of such Title Defect, (b) the Leases (or portions thereof) affected thereby, and (c) the Defect Value (as hereinafter defined) for such Title Defect. Any matters that would otherwise constitute Title Defects but which are not specifically raised in writing by Purchaser prior to the Notification Deadline shall conclusively be deemed waived by Purchaser.

      c.    Defect Value.  As used herein, the term  "Defect
Value" shall mean:

          (i) with respect to Title Defects under Section 5 a (ii), an amount calculated by multiplying the Allocated Value of the affected portion of the Property by a fraction the denominator of which is the NRI set forth on Exhibit "A" and the numerator of which is the correct net revenue interest.

          (ii) with respect to Title Defects under Section 5 a (iii), an amount calculated by multiplying the Allocated Value of the affected portion of the Property by a fraction the numerator of which is the Working Interest as set forth on Exhibit "A" and the denominator of which is the correct Working Interest.

           (iii)      with  respect to Title  Defects  under
Section 5 a (iv), the cost to remove such encumbrance, mortgage, lien or security interest, but not more than the Allocated Value of the portion of the Property affected.

           (iv) with respect to all other Title Defects, the Allocated Value of the portion of the Property affected or such lesser amount upon which the parties agree in writing.

     d.   Remedies for Title Defects.

            Seller shall have the right, but not the obligation, to attempt to cure any Title Defect with respect to which it has received notice from Purchaser prior to the Notification Deadline. Subject to Section 3b(ii)(4), with respect to any uncured Title Defect for which Seller receives the required notice from Purchaser before the Notification Deadline if Seller has not cured all such Title Defects by the Closing Date, the Purchase Price shall be reduced accordingly to its Defect Value or, at Seller's option, the portion of the Property subject to the Title Defect shall be excluded from the Property and the Purchase Price shall be reduced by the Allocated Value of such excluded portion. The foregoing notwithstanding, no adjustment shall be made to the Purchase Price for Title Defects unless the aggregate of all Defect Values exceeds six hundred thousand dollars ($600,000).


6.   ENVIRONMENTAL MATTERS.

      a. Purchaser acknowledges that the Property has been used by Seller and others for the purpose of exploration, development and production of oil and gas. Purchaser acknowledges that wastes and products, including, but not limited to, crude oil, natural gas, natural gas liquids, produced water, and other wastes associated with oil and gas production and exploration operations may have been spilled, released or disposed of on-site by, among other ways, placement in pits, burial, land farming, land spreading and underground injection, into or onto the Property. In addition, Purchaser acknowledges that some oilfield production equipment may contain asbestos and/or naturally occurring radioactive materials ("NORM"). In this regard, Purchaser expressly understands that NORM may affix or attach itself to the inside of wells, materials and equipment as scale or in other forms, and that wells, materials and equipment located on the Property may contain NORM and that NORM-containing materials may be buried or have been otherwise disposed of on the Property. Purchaser also expressly understands that special procedures may be required for the removal and disposal of asbestos and NORM from the equipment and properties where it may be found, and that Purchaser assumes all liability when such activities are performed.

     b. Purchaser also agrees and acknowledges that (i) it has had, or prior to the Closing Date will have, access to and the opportunity to inspect the Property and the property of Cook Inlet for all purposes, including without limitation, for the purposes of detecting the presence of hazardous or toxic substances, pollutants or other contaminants, environmental hazards, NORM and contamination of surface and/or subsurface properties, (ii) it has, or prior to the Closing Date will have, satisfied itself as to the physical and environmental condition of the Property and the property of Cook Inlet, both surface and subsurface, and their method of operation and except as set forth herein, agrees to accept an assignment of the Property at the Closing on an "AS IS, WHERE IS" basis, "WITH ALL FAULTS" and
(iii) in making the decision to enter into this Agreement and consummate the transactions contemplated hereby, Purchaser has relied solely on the basis of the representations, warranties and covenants of Seller contained herein and its own independent investigation of the Property and the Property of Cook Inlet and the records related hereto. Purchaser specifically acknowledges having received a copy of that certain Compliance Order by Consent entered into among Unocal, Seller and the Alaska Department of Environmental Conservation on June 21, 1996. If Purchaser notifies Seller at least ten (10) days prior to the Closing Date (the "Environmental Notice Deadline") of the existence of any environmental conditions, other than environmental conditions addressed in the Compliance Order by Consent or otherwise disclosed by Seller to Purchaser in writing prior to the date hereof, on the Property that constitutes a violation of Environmental Laws (as hereinafter defined) ("Environmental Defect") as in effect on the date hereof, and Seller does not remediate such Environmental Defect to Purchaser's satisfaction prior to the Closing Date, then Purchaser may at its sole option and as its sole remedy either,

      x.   exclude the affected property from this Agreement
and  reduce the Purchase       Price by the Allocated  Value
for such property or

      y.    terminate this Agreement whereupon Seller  shall
immediately refund the             Deposit without interest.

      As used herein, the term "Environmental Laws" shall mean any and all laws, statutes, regulations, rules, orders, ordinances, permits, or determinations of any governmental authority including without limitation the Alaska Department of Environmental Conservation ("ADEC") and the Environmental Protection Agency ("EPA") pertaining to health, safety or the environment and applicable to the operation or maintenance of any portion of the Property, including, without limitation, the Clean Air Act, as amended, the Federal Water Pollution Control Act, as amended, the River and Harbor Act, as amended, the Safe Drinking Water Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), as amended, the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), as amended, the Resource Conservation and Recovery Act ("RCRA"), as amended, the Hazardous and Solid Waste Amendments Act of 1984, as amended, the Toxic Substances Control Act, as amended, the Occupational Safety and Health Act ("OSHA"), as amended and other federal, state, and local laws whose purpose is to conserve or protect health, the environment, wildlife, or natural resources.

      b. If the Closing occurs, and without limiting Purchaser's other obligations hereunder, PURCHASER HEREBY ASSUMES AND SHALL BE RESPONSIBLE FOR AND AGREES TO INDEMNIFY, DEFEND AND HOLD HARMLESS SELLER, ITS DIRECTORS, OFFICERS, SHAREHOLDERS, EMPLOYEES, AGENTS, AND ASSIGNS (THE "SELLER INDEMNIFIED PARTIES") FROM AND AGAINST ANY AND ALL LIABILITY, LIENS, DEMANDS, JUDGMENTS, SUITS, CLAIMS AND EXPENSES OF ANY KIND OR CHARACTER, INCLUDING REASONABLE ATTORNEY'S FEES AND COURT COSTS, ATTRIBUTABLE TO DAMAGE TO PROPERTY, INJURY TO OR DEATH OF PERSONS OR OTHER LIVING THINGS, NATURAL RESOURCE DAMAGES, CERCLA RESPONSE COSTS, ENVIRONMENTAL REMEDIATION AND RESTORATION COSTS, OR FINES OR PENALTIES RELATED TO THE ENVIRONMENTAL CONDITION OF THE PROPERTY (INCLUDING DISPOSAL OF WASTES ON THE PROPERTY), AND SUBJECT TO SECTION 1a (vii), ANY CLAIM TO WHICH THE SELLER INDEMNIFIED PARTIES ARE SUBJECT PURSUANT TO THE GUARANTY AGREEMENT AND THE COOK INLET FUNDING AGREEMENT (COLLECTIVELY, "CLAIMS") ARISING OUT OF OR ATTRIBUTABLE TO, IN WHOLE OR IN PART, EITHER DIRECTLY OR INDIRECTLY, THE OWNERSHIP, CONDITION OR OPERATION OF THE PROPERTY OR THE PROPERTY OF COOK INLET AT ANY TIME BEFORE, AT OR AFTER THE CLOSING DATE, INCLUDING, WITHOUT LIMITATION, ANY SUCH CLAIM THAT IS THE RESULT OF OR CAUSED IN WHOLE OR IN PART BY THE SELLER INDEMNIFIED PARTIES' VIOLATION OF OR FAILURE TO FULFILL DUTIES IMPOSED BY, OR INCURRENCE OF LIABILITY UNDER, ANY ENVIRONMENTAL LAWS, IN EACH CASE WITHOUT REGARD TO SOLE, PARTIAL OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OF THE SELLER INDEMNIFIED PARTIES, BUT NOT FOR THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY SELLER
INDEMNIFIED PARTY; PROVIDED, THAT THE PARTIES AGREE, ANYTHING TO THE CONTRARY IN THIS AGREEMENT NOTWITHSTANDING, THAT NONE OF THE ACTS OR OMISSIONS WHICH IN ANY WAY CREATED THE CONDITIONS ADDRESSED BY THE COMPLIANCE ORDER BY CONSENT REFERRED TO IN THIS SECTION 6 SHALL EVER BE CONSTRUED AS ATTRIBUTABLE, IN WHOLE OR IN PART, TO THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY SELLER INDEMNIFIED PARTY.

     c. Notwithstanding any provision of this Agreement to the contrary, Purchaser may elect to close the transactions contemplated by this Agreement prior to the preferential purchase rights for Cook Inlet expiring or being waived but excluding the transactions which would effect the transfer of Cook Inlet and pay the Purchase Price, as adjusted less the Allocated Value of Cook Inlet. Should Purchaser so elect, Purchaser may, three (3) business days prior to such Closing, provide Seller with written notice of Environmental Defects affecting the property of Cook Inlet and Seller hereby agrees to indemnify and save the Purchaser Indemnified Parties from and against any and all Claims with respect to such Environmental Defects in Purchaser's notice. If and to the extent that subsequent to such a Closing prior to the preferential purchase rights for Cook Inlet expiring or being waived, such preferential purchase rights are waived or the time within which they were to be exercised expires, then Purchaser shall within ten (10) business days of such waiver or expiration, close on the purchase of Cook Inlet (or the applicable portion thereof) and pay to Seller the proportionate share of the Allocated Value of Cook Inlet (or a proportionately reduced amount to the extent preferential purchase rights were exercised).

7.     REPRESENTATIONS  BY  SELLER.   Seller  represents  to
Purchaser that:

      a. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio, has the corporate power and authority, and is duly qualified to own the Property and to enter into and carry out the terms of this Agreement.

      b. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on behalf of Seller and constitute the legal, valid and binding obligations of Seller enforceable against Seller in accordance with their terms. The consummation of the transactions contemplated hereby will not violate, conflict with or constitute a default (or an event which without notice or lapse of time or both would become a default) under, or result in the creation of a lien, or encumbrance on, the Property pursuant to;

          (i) any provisions of its charter or bylaws or;

           (ii) to the best of Seller's knowledge, any contract, agreement or instrument to which Seller is a party or by which the Property is bound or affected or;

           (iii)  any  law, regulation or any  order,  writ,
injunction   or   decree  of  any  court   or   governmental
instrumentality; and

     c. this Agreement has been duly executed and delivered on behalf of Seller, and all documents and instruments required hereunder to be executed and delivered by it shall have been duly executed and delivered; and

     d.   to the best of Seller's knowledge,

            (i) the instruments listed on Exhibit "B", constitute all of the Associated Contracts which could materially affect the Property after the Effective Date; and

           (ii) except as set forth in the Associated Contracts, no present or future production from any of the Property is dedicated under or subject to any contract, commitment, agreement or arrangement of any kind which is not terminable on ninety (90) or fewer days notice; and

           (iii) no person or entity has any call upon, option to purchase or similar right with respect to the Property or production therefrom except for production which is subject to agreements which are terminable on ninety (90) or fewer days notice; and

           (iv) except with respect to Seller's non-consent of the Hemlock completion in the K-26RD well, Seller is not obligated, by virtue of a prepayment arrangement, a production payment, a non-consent provision or any other arrangement, to deliver hydrocarbons produced from the Property at some future time without payment therefor or at a reduced rate of payment; and

           (v) Seller is not in default of its material obligations under the Associated Contracts; and

      e. to the best of Seller's knowledge, the Property includes all material permits, licenses, easements and rights of ingress and egress and other rights necessary for operations currently conducted on the Leases and Wells; and

      f. to the best of Seller's knowledge, no notice from any governmental body, including without limitation the ADEC and EPA, has been served upon Seller or the operator of the Property with respect to the Property claiming any violation of any law or any other code, rule or regulation, which could have a material adverse effect on the Property other than those disclosed to Purchaser in writing prior to the date hereof. To the best of Seller's knowledge, none of the Property, nor the ownership, leasing, occupancy, or the operation thereof, is in violation of any such law, ordinance, code, rule or regulation, which would have a material adverse effect on the Property. Except as disclosed to Purchaser or known to Purchaser prior to the date hereof, neither Seller nor, to the best of Seller's knowledge, the operator of the Property or any portion thereof has received notice of any violation of applicable Environmental Laws, rules, regulations, ordinances and orders relating thereto, including laws relating to the generation, manufacture, processing, transportation or distribution of pollutants, contaminants or hazardous or toxic substances or wastes, the noncompliance with which could have a material adverse effect on the ownership or operation of the Property; and

      g. there has been no material adverse change with respect to operations conducted on the Property or the production from the Property, not caused by acts of God, which has affected the Property from and after the Effective Date, and Seller has not done anything with respect to the Property which is not in the ordinary course of Seller's business, and which would have a material adverse effect on the Property; and

      h. to the best of Seller's knowledge, there is no suit or action or legal or administrative proceeding or arbitration pending or threatened, nor any claim, by any administrative agency or governmental body pending or threatened against any of the Property, or against Seller and relating to or affecting in any way the Property, which could have a material adverse effect on the Property, other than those reflected in Exhibit "D" attached hereto; and

     i. to the best of Seller's knowledge, the operator of the Property has timely paid all taxes, governmental charges, duties, penalties, interests and fines due and payable by it and affecting the Property and its operations on or before the date of this Agreement where the failure to make such payment could jeopardize the continued validity of a lease; and

      j. neither Seller nor any affiliate of Seller has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement, nor have any of them taken any action which would give rise to a valid claim against any party hereto for a brokerage commission, finder's fee royalty or overriding royalty or like payment and Seller shall indemnify and hold Purchaser, its affiliates, and their respective officers, directors, agents and employees harmless from any and all such obligations; and

      k. to the best of Seller's knowledge, except as set forth in Exhibit "D", and except with respect to the Prudhoe Bay Unit, no personal injury, material property damage or other casualty loss has occurred on the Property, which has not been finally resolved prior to the Effective Date, which could subject Purchaser to liability; and

      l. no third party has a preferential right to purchase the Property or any portion thereof, except as set forth in Exhibit "E"; and

      m. no third party consents to the Assignment are required, except as set forth in Exhibit "F" or except to the extent such consents are customarily obtained subsequent to an Assignment; and

     n. Seller owns twelve thousand (12,000) shares of the stock of Cook Inlet which represents thirty percent (30%) of the outstanding shares of stock of Cook Inlet; and

      o. to the best of Seller's knowledge, there are no outstanding claims, bills, charges or debts associated with Seller's ownership in Cook Inlet except normal operating expenses and except as set forth in Section 14 hereof.

8.   DUE DILIGENCE.

     a. Promptly after the execution of this Agreement and until the Closing Date, Seller will permit Purchaser to review at Seller's office all available title files, ownership maps, lease files, assignments, division orders, payout statements, agreements and similar documents respecting the Property and production, engineering and environmental books, records and data in possession of Seller, and all other files, records, and data related to the Property, except those subject to attorney client privilege and such seismic, geological and geophysical data which Seller is prevented from disclosing by contractual obligations with third parties. All such information made available to Purchaser shall be subject to that certain letter agreement dated September 27, 1996 between Seller and Purchaser.

      b. As set forth above, Seller shall allow Purchaser or Purchaser's designee at reasonable times and at Purchaser's sole risk, cost and expense, to conduct physical inspections of the Property prior to Closing. Purchaser does hereby indemnify and hold harmless the Seller Indemnified Parties from and against any and all losses, costs, damages, obligations, claims, liabilities, expenses (including court costs and attorneys fees), or causes of action arising from their inspection and observation of the Property after the execution of this Agreements, including, without limitation, claims for personal injuries or death of their employees, their contractors, agents, consultants and representatives and the employees thereof, and property damages, regardless of whether such claims are caused by the sole or concurrent negligence of Seller or the condition of the Property.

9.     REPRESENTATIONS  BY  PURCHASER.    Purchaser   hereby
represents to Seller that:

     a. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has the corporate power and authority and is duly qualified to own the Property and to do business in the State of Alaska and to enter into and carry out the terms of this Agreement.

      b. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on behalf of Purchaser and constitute the legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their terms. The consummation of the transactions contemplated hereby will not violate, conflict with or constitute a default (or an event which without notice or lapse of time or both would become a default) pursuant to

          (i) any provisions of its charter or bylaws; or

           (ii) to the best of Purchaser's knowledge, any contract, agreement or instrument to which Purchaser is bound or affected; or

           (iii)  any  law, regulation or any  order,  writ,
injunction   or   decree  of  any  court   or   governmental
instrumentality.

       c. This Agreement has been duly executed and delivered on behalf of Purchaser, and all documents and instruments required hereunder to be executed and delivered by it shall have been duly executed and delivered.

      d. Neither Purchaser nor any affiliate of Purchaser has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement, nor have any of them taken any action which would give rise to a valid claim against any party hereto for a brokerage commission, finder's fee or like payment and Purchaser shall indemnify and hold the Seller Indemnified Parties harmless from any and all such obligations.

      e. The Property to be acquired by Purchaser pursuant to this Agreement is to be acquired for the benefit of their shareholders and not for distribution in violation of the securities laws of the United States of America or any state thereof.

       f. There is no suit or action or legal or administrative proceeding or arbitration pending nor any claim by any administrative agency or governmental body pending or threatened which could have an adverse effect on the ability of Purchaser to perform its obligations under this Agreement.

10. OPERATIONS AND PRODUCTION AFTER THE EFFECTIVE DATE; POST CLOSING ADJUSTMENT PROCEDURE. Seller shall be responsible for all necessary and reasonable expenses incurred for the operation of the Property prior to the Effective Date, except as to any operations which Seller chose not to participate in or with respect to which Seller elected to go non-consent pursuant to the applicable Associated Contract. Purchaser shall be responsible for all necessary and reasonable expenses incurred for the operation of the Property from and after the Effective Date. "Expenses" as used in this Section 10 shall include, without limitation, operation, production, workover and maintenance of the Property facilities, Leases and Wells. From and after the date hereof until Closing, Seller shall maintain and operate the Property (or cause the operator of the Property to maintain and operate the Property) in a prudent manner consistent with past practices of Seller and/or the operator of the Property and with good oil and gas field practices. Except in the case of emergency, from and after the date hereof, Seller shall not make any single expenditure related to the Property, or commit to do so, in an amount that requires the approval of Seller pursuant to the applicable Associated Contract without Purchaser's prior written consent. In case of emergency, Seller may take such action and make such expenditures as are reasonably necessary to meet the emergency and shall provide Purchaser with prompt, written and detailed information on the nature of the emergency and the expenditures. Except for the sale of production in the ordinary course of business, from and after the Effective Date, Seller shall not sell, trade, bargain, convey or otherwise dispose of the Property or any portion thereof, or commit to do so without the prior written consent of Purchaser. From and after the date hereof, Seller shall not drill, sidetrack, rework, recomplete or abandon any Well or commit to do so irrespective of the cost thereof, without Purchaser's prior written consent.

The production from the Property and all proceeds from the sale thereof attributable to production prior to the
Effective Date shall be the property of Seller. The production from the Property and all proceeds from the sale thereof attributable to production from and after the Effective Date shall be the property of Purchaser.

To account for adjustments to the Purchase Price, as provided in Section 3b above, as soon as practicable after Closing, but no later than six (6) months after Closing, Seller shall prepare and deliver to Purchaser, in accordance with this Agreement and generally accepted accounting principles, a statement ("Final Settlement Statement") setting forth each adjustment or payment that was not finally determined as of Closing, and showing the calculation of such adjustments. Within sixty (60) days after receipt of the Final Settlement Statement, Purchaser shall deliver to Seller a written report containing changes that Purchaser proposes to be made to the Final Settlement Statement. The parties shall then attempt to agree with respect to the amounts due pursuant to such post closing adjustments no later than thirty (30) days after Seller receives Purchaser's proposed changes. The net amount of the agreed upon changes shall be either added to or subtracted from the Purchase Price and the Purchase Price as so adjusted shall be the "Final Purchase Price" and the date upon which the Final Purchase Price is agreed shall be the "Final Settlement Date". If the Final Purchase Price is more than the Purchase Price as adjusted at Closing (the difference being the "Upward Adjustment"), Purchaser shall pay the amount of such Upward Adjustment to Seller, via wire transfer in immediately available funds, within five (5) days after the Final Settlement Date. If the Final Purchase Price is less than the Purchase Price as adjusted at Closing (the difference being the "Downward Adjustment"), Seller shall pay the amount of Downward Adjustment to Purchaser, via wire transfer in immediately available funds, within five (5) days after the Final Settlement Date.

The foregoing provisions of this Section 10 shall not apply to Seller's shares in Cook Inlet. Should any matter be brought to a vote of the Board of Directors or Shareholders of Cook Inlet from the date hereof until Closing, then Seller shall consult with Purchaser on such matter and shall vote in accordance with Purchaser's written instructions, to the extent consistent with legal obligations and duties imposed on members of Cook Inlet's Board of Directors.



11.  TAXES.

      a. The owner of record on the assessment date of any property taxes shall file or cause to be filed all required reports and returns incident to the property taxes and shall pay or cause to be paid to the taxing authorities all property taxes relating to the tax period during which the Closing occurs.

      b. The Purchase Price excludes, and Purchaser shall be liable for, any sales, use, excise, stock, stamp, document, filing, recording, authorization and similar taxes, fees and charges required to be paid in connection with the sale of the Property pursuant to this Agreement. Purchaser agrees to indemnify the Seller Indemnified Parties from and against any such taxes, fees and charges required to be paid in connection with, or as a result of, the
consummation  of  the  transactions  contemplated  by   this
Agreement.

      c. Purchaser and Seller agree to provide each other with reasonable access to all relevant documents, data and other information (other than that which is subject to an attorney client or other privilege) which may be required by the other party for the purpose of preparing royalty reports and tax returns, filing refund claims and responding to any audit by any lessor or taxing jurisdiction. Except where disclosure is required by applicable law or judicial order, any information obtained by a party pursuant to this Section 11c. shall be kept confidential by such party, except to the extent disclosure is required in connection with the filing of any tax returns or claims for refund or in connection with the conduct of an audit, or other proceedings in response to any audit, by a taxing jurisdiction.

     d. Purchaser shall be responsible for all other taxes relating to the Property from and after the Effective Date.
Seller shall be responsible for all other taxes relating to the Property prior to the Effective Date.

12.  OBLIGATIONS OF THE PARTIES.

      a. As of the Effective Date, Purchaser shall assume and agrees to perform, pay for and comply with the obligations and liabilities (express or implied) of Seller relating to the Property (i) of which Purchaser has knowledge and (ii) to the extent required by this Agreement or as set forth in the Official Records, the Associated Contracts, the Leases, or applicable laws or regulations, including without limitation, obligations arising with respect to plugging, abandonment and clearing of all Wells, jackets, and/or platforms insofar and only insofar as such Wells, jackets and platforms are part of the Property. Except as provided in Section 7g, and except to the extent of Seller's gross negligence or willful misconduct, Purchaser assumes the risk of any change in the condition of the Property from and after the Effective Date and there shall be no reduction in the Purchase Price due to such change in condition of the Property.

      b. As set forth generally in Section 1a, Seller and Purchaser acknowledge that certain of Seller's interests in facilities and production in the area of the facilities and production which are part of the Property, including, without limitation, certain undivided interests in the TBPF, do not constitute a part of the Property ("Retained Interests"). Seller and Purchaser acknowledge that, EXCEPT AS EXPRESSLY PROVIDED OTHERWISE HEREIN, SELLER RETAINS ALL LIABILITY FOR THE RETAINED INTERESTS, INCLUDING, WITHOUT LIMITATION, ALL LIABILITY FOR POLLUTION, ENVIRONMENTAL DAMAGE, NORM, INJURY OR DEATH OF ANY PERSONS OR DAMAGE, LOSS OR DESTRUCTION OF ANY PROPERTY (REAL OR PERSONAL) AND ANY AND ALL LIABILITY ASSOCIATED WITH THE PLUGGING AND ABANDONMENT OF FACILITIES, PIPELINES, WELLS AND PLATFORMS TO THE EXTENT, BUT ONLY TO THE EXTENT, THAT THEY ARE PART OF THE RETAINED INTERESTS AND NOT EXPRESSLY PROVIDED OTHERWISE HEREIN AND SELLER SHALL INDEMNIFY AND SAVE PURCHASER, ITS DIRECTORS, OFFICERS, SHAREHOLDERS, EMPLOYEES, AGENTS AND ASSIGNS ("PURCHASER INDEMNIFIED PARTIES") HARMLESS FROM AND AGAINST ALL SUCH LIABILITIES INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEY'S FEES AND COURT COSTS, ASSOCIATED WITH THE RETAINED INTERESTS.

      c. (i) Seller shall be responsible for eighty percent (80%) of the environmental, plugging and abandonment liabilities attributable to Seller's fifty-one and two tenths percent (51.2%) ownership of the Steelhead Platform (which is part of the Retained Interests) and Purchaser shall be responsible for environmental, plugging and abandonment liabilities for the remainder of the Retained Interests.

           (ii) If and when Unocal should resign or be removed as Suboperator of the Steelhead Platform, then Purchaser agrees that upon written request from Seller and provided that, at the time of such request, Seller has an ownership interest in the Steelhead Platform, Purchaser shall take all reasonable and necessary action pursuant to the applicable agreements and to the extent Purchaser can do so without spending other than nominal sums of money (other than sums for which Seller agrees to reimburse Purchaser), to have Seller elected as successor Suboperator of the Steelhead Platform. Purchaser's obligations with respect to having Seller elected successor of the Steelhead Platform are personal to Marathon Oil Company and shall vest only in those of Seller's successors and assigns which are affiliates or subsidiaries of Marathon Oil Company, or which acquire all or substantially all of the assets of Marathon Oil Company.

           (iii) Seller shall have full access to the Dolly Varden, King Salmon and Grayling Platforms and to the TBPF for future gas production activities from the Retained Interests. Seller shall have the right but not the obligation to take over Purchaser's rights and obligations for any slot and wellbore on any of those three platforms prior to final abandonment by Purchaser. Seller's acceptance of a Well and slot shall not relieve Purchaser of any environmental, plugging and abandonment obligations for the platform, facilities, pipelines, slots and Wells at the time of final abandonment, but Seller, in turn, shall assume the environmental, plugging and abandonment liability for one of the Steelhead oil or water injection wells for each slot (and associated Well) which Seller takes over on the Dolly Varden, King Salmon and Grayling Platforms. Seller shall reimburse Purchaser for Purchaser's working interest ownership share of any Grayling Gas Sands Well investments made by Purchaser after the Effective Date, for each Well taken over (but not to exceed five hundred thousand dollars ($500,000) for each Well) and shall bear the cost of subsequent facility modifications required by Seller to produce gas well gas from each Well. Purchaser shall not be obligated to maintain these platforms for Seller's future use. Seller shall have the right, but not the obligation, to assume Purchaser's interest and abandonment obligations in any of these platforms prior to Purchaser's committing to abandonment.

      d. Seller shall allow Purchaser to board and inspect the Spurr Platform at Purchaser's sole cost, risk and expense. Purchaser shall be responsible for all liabilities and damages associated with such visits. If, within five
(5) years from the Closing Date, Purchaser elects to drill, redrill or recomplete a well, or establish any oil and gas production operations from the Spurr Platform, then Seller shall convey such platform to Purchaser at no additional cost to Purchaser subject to mutually agreeable terms, including a requirement that Purchaser shall assume Spurr Platform ownership (which includes all environmental, plugging and abandonment liabilities associated with the Spurr Platform facilities, wells and pipelines). Purchaser understands that the Spurr Platform is inactive and will require expenditures to establish production. Seller shall not be obligated to maintain this platform for Purchaser's future use. Purchaser shall have the right, but not the obligation, to assume Seller's interest in the Spurr Platform at any time prior to Seller's committing to abandonment thereof or sale to a third party.

Seller shall allow Purchaser to board and inspect the Spark Platform at Purchaser's sole cost, risk and expense. Until the third anniversary of the Closing Date, Purchaser shall have the option to use the Spark Platform to drill, redrill or recomplete a well, or establish any oil and gas production operations. Subject to mutually agreeable terms, if Purchaser elects to exercise such option, Seller shall sell Seller's interest in the Spark Platform, including developed gas reserves and all other rights of Seller in the associated Leases, to Purchaser for ten million five hundred thousand dollars ($10,500,000) and Purchaser shall assume all obligations for the environmental, plugging and abandonment of the Spark Platform and its facilities, wells, and pipelines. If Purchaser elects to purchase the Spark Platform during the option period, Seller shall thereafter exchange gas pursuant to the agreement described in Section 12e below. Seller shall not be obligated to maintain this platform for Purchaser's future use. If Purchaser does not exercise the foregoing option prior to the third anniversary of the Closing Date, then Purchaser shall have the right, but not the obligation, to assume Seller's interest in this platform prior to Seller's committing to abandonment. If Seller receives a bona fide offer from a third party to purchase the Spark Platform on or after the third anniversary of the Closing Date, Seller shall immediately notify Purchaser of such offer, and Purchaser will then have sixty (60) days in which to match such offer to purchase the Spark Platform pursuant to this Section 12d. Purchaser's failure to match the third party offer in a timely manner will be a waiver of the right of first refusal.

      The options to purchase the Spark and Spurr Platforms pursuant to this Section 12d are personal to Forcenergy Inc and shall vest only in those of its successors and assigns which are affiliates or subsidiaries of Forcenergy, or which succeed to all or substantially all of the assets of Forcenergy Inc.

      e. Seller shall, at no additional cost to Purchaser, provide up to 20 BCF of Grayling Gas Sands ("GGS") gas to Purchaser at McArthur River Field, to be used only for fuel gas in the oil operations at McArthur River and Trading Bay Fields. Seller and Purchaser shall enter into an agreement for the supply of this fuel gas in substantially the same form as Exhibit "J" hereto.

Seller shall exchange (swap) up to 20 BCF of gas with Purchaser with no exchange fee charged by Seller and Seller will not incur any additional costs associated with this gas exchange. This exchange shall be governed by the applicable provisions of a separate agreement in substantially the same form as Exhibit "J" hereto.

At  Purchaser's election, Seller shall sell gas to Purchaser
pursuant   to  the  applicable  provisions  of  a   separate
agreement in substantially the same form as Exhibit "J" hereto.

     f. If the owners of Cook Inlet, other than Seller, do not consent to Purchaser as having adequate financial responsibility to meet the obligations of Seller under the Cook Inlet Funding Agreement and the Guaranty Agreement, Purchaser agrees to procure and maintain liability insurance, provided such insurance is obtainable at commercially reasonable rates, with financially reputable liability insurance providers, with such deductable and/or self insurance retention levels and in such policy amounts as is commercially reasonable and prudent in connection with the ownership of the Property. Such insurance shall extend to Purchaser's liabilities under the Cook Inlet Funding Agreement and the Guaranty Agreement. Such insurance shall designate Seller as an additional insured thereunder.

      g. Seller shall take all necessary action on behalf of Purchaser to insure that Purchaser derives all benefit of Seller in that certain letter agreement dated January 29, 1996 between Seller and Unocal.

      h. If Purchaser is ever entitled, as a TBU working interest owner, to vote on the possible expansion of the Grayling Gas Sands WIPA, Purchaser will vote on such question as directed by the written instructions of Seller. If the Grayling Gas Sands WIPA should ever be expanded (horizontally or vertically), Purchaser shall execute the necessary State of Alaska forms to effectuate record title transfer of its interests to Seller in the TBU Grayling Gas Sands in the expanded area. If Purchaser desires to drill a well which results in the expansion of the Grayling Gas Sands WIPA, Purchaser shall first consult with Seller and, if Seller approves such well, Seller shall reimburse Purchaser for Seller's share of the costs of such well simultaneously with Purchaser's assignment of record title in the expanded Grayling Gas Sands WIPA to Seller.

13.   INDEMNIFICATION.  CONTINGENT UPON  COMPLETION  OF  THE
CLOSING, AND SUBJECT TO OTHER INDEMNITY PROVISIONS CONTAINED
HEREIN:

      a. SELLER SHALL DEFEND, INDEMNIFY AND HOLD HARMLESS THE PURCHASER INDEMNIFIED PARTIES FROM ANY AND ALL LIABILITY, LIENS, DEMANDS, JUDGMENTS, SUITS, CLAIMS AND EXPENSES OF ANY KIND OR CHARACTER, INCLUDING WITHOUT LIMITATION, REASONABLE ATTORNEY'S FEES AND COURT COSTS, ARISING OUT OF OR IN CONNECTION WITH THE PROPERTY PRIOR TO THE EFFECTIVE DATE; INCLUDING WITHOUT LIMITATION, AUDIT ADJUSTMENTS UNDER APPLICABLE JOINT OPERATING AGREEMENTS, ROYALTIES, RENTALS AND TAXES, CONTRACTUAL CAUSES OF ACTION, CLAIMS FOR INJURY OR DEATH OF ANY PERSONS OR DAMAGE, LOSS, OR DESTRUCTION OF ANY PROPERTY, REAL OR PERSONAL, UNDER ANY THEORY OF TORT, CONTRACT OR STRICT LIABILITY.

      b. EXCEPT FOR SELLER'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, PURCHASER SHALL DEFEND, INDEMNIFY AND HOLD HARMLESS THE SELLER INDEMNIFIED PARTIES FROM ANY AND ALL LIABILITY, LIENS, DEMANDS, JUDGMENTS, SUITS, CLAIMS AND EXPENSES OF ANY KIND OR CHARACTER, INCLUDING REASONABLE ATTORNEY'S FEES AND COURT COSTS, ARISING OUT OF OR IN CONNECTION WITH THE PROPERTY FROM AND AFTER THE EFFECTIVE DATE; INCLUDING WITHOUT LIMITATION, AUDIT ADJUSTMENTS UNDER APPLICABLE JOINT OPERATING AGREEMENTS, CONTRACTUAL CAUSES OF ACTION, CLAIMS FOR INJURY OR DEATH OF ANY PERSONS OR DAMAGE, LOSS, OR DESTRUCTION OF ANY PROPERTY, REAL OR PERSONAL, UNDER ANY THEORY OF TORT, CONTRACT OR STRICT LIABILITY.

      c.    SELLER  AND PURCHASER AGREE THAT  THE  INDEMNITY
PROVISIONS OF THIS SECTION 13 SHALL APPLY REGARDLESS OF WHETHER THE APPLICABLE INDEMNIFIED PERSON WAS WHOLLY OR PARTIALLY, ACTIVELY OR PASSIVELY, NEGLIGENT OR OTHERWISE AT FAULT, AND WHETHER OR NOT THE CLAIMS ARE BASED ON A THEORY OF NEGLIGENCE, NEGLIGENCE PER SE, STRICT LIABILITY, WILLFUL MISCONDUCT, PRODUCTS LIABILITY, PREMISES LIABILITY, LIABILITY BASED ON STATUTE, OR OTHER THEORY OF LIABILITY AS TO THE APPLICABLE INDEMNIFIED PERSON, AND REGARDLESS OF BY WHOM THE CLAIMS ARE MADE OR BROUGHT, INCLUDING, WITHOUT LIMITATION, PURCHASER'S OR SELLER'S EMPLOYEES, AGENTS OR REPRESENTATIVES, PRIVATE CITIZENS, PERSONS OR ORGANIZATIONS, OR ANY REPRESENTATIVES OF ANY FEDERAL, STATE OR LOCAL GOVERNMENT.

14. EXISTING CONTRACTS. The Assignments will be made subject to this Agreement. Effective as of the Effective Date, Purchaser shall assume Seller's debt associated with its ownership in Cook Inlet not to exceed $6,700,000 (or if and to the extent that rights of first refusal with respect to Cook Inlet stock are exercised, a proportionately reduced amount). Any such debt in excess of $6,700,000 (or the proportionately reduced amount) shall not be assumed by Purchaser. Any change in the debt of Cook Inlet after the Closing shall be for the account of and the responsibility of Purchaser. As a stockholder in Cook Inlet, Purchaser shall also assume Seller's share of Cook Inlet's obligation to maintain a letter of credit in favor of the EPA concerning Cook Inlet ballast water treatment facilities in an amount up to $4,800,000 (or, if and to the extent rights of first refusal to purchase Cook Inlet stock are exercised, a proportionately reduced amount) and shall replace Seller as the obligor of such letter of credit. If and when such letter of credit is drawn down, either in whole or in part for claims directly related to the Cook Inlet ballast water treatment facilities, Seller shall, within three (3) business days of receipt of written notice thereof, pay to Purchaser, by wire transfer of immediately available funds, the full amount by which the letter of credit was drawn down.

15. PREFERENTIAL RIGHTS AND CONSENTS. Seller shall cause all preferential rights of third parties, if any, to purchase all or a portion of the Property to be exercised or waived prior to Closing. To facilitate the consummation of the transactions contemplated by this Agreement, the Parties may defer Closing for any portion of the Property subject to the exercise of preferential purchase rights which have not been waived prior to the time that the Parties agree to close on the remaining portion of the Property. Seller shall procure all necessary third party consents to the Assignments prior to Closing except for such consents customarily granted by government agencies following execution of assignments of oil and gas leases, easements, rights of way and interests therein. Exhibit "G" attached hereto is an allocation of the Purchase Price among the portions of the Property. Said allocation or pertinent portion thereof shall be provided to third parties owning preferential purchase rights to establish the portion of the Purchase Price to be allocated to the portion of the Property ("Allocated Value") associated with the preferential rights.

16.  CONDITIONS PRECEDENT.

      a. Purchaser's obligations to deliver the Purchase Price at Closing is subject to Purchaser's satisfaction that the following conditions (which may occur simultaneously with the delivery of the Purchase Price) have been met.

           (i). Seller shall have performed and complied with all terms of this Agreement required to be performed or complied with by Seller on or before Closing, and all of the representations and warranties made by Seller in this Agreement shall be true and correct in all material respects on and as of Closing; and

           (ii). no suit, action or proceeding by or before any governmental authority shall have been instituted or threatened (and not subsequently dismissed, settled, or otherwise terminated) which might restrain, prohibit or invalidate any of the transactions contemplated by this Agreement other than an action or proceeding instituted or threatened by Purchaser or any of its affiliates; and

           (iii). Seller and Purchaser shall have executed and delivered to Purchaser an assignment(s) of the Property, which assignment(s) shall be in the representative form
which   is  attached  as  Exhibits  "C-1"  and  "C-2"   (the
"Assignments"); and

          (iv).  all liens and encumbrances not constituting
Permitted Encumbrances affecting the Property shall have been released; and

           (v). that there are no Title Defects (except those waived by Purchaser or which cumulatively have Defect Values of less than $600,000) and Seller has Marketable
Title to the Property free and clear of all unreleased mortgages, security interests liens and encumbrances, except for Permitted Encumbrances, that Seller's interest in each of the Leases and Wells being transferred is as recited in Exhibit "A" and such interest entitles Seller to not less than the Net Revenue Interest nor more than the Working Interest unless there is a proportionate increase in the Net Revenue Interest set out in Exhibit "A"; and

           (vi). that there are no Environmental Defects identified by Purchaser by the Environmental Notice Deadline which have not been remedied to Purchaser's satisfaction.

          (vii). all requisite filings, if any, pursuant to the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, have been made and all necessary approvals with respect thereto have been received.

      b.    Seller's obligation to proceed with  Closing  is
subject   to   Seller's  satisfaction  that  the   following
conditions have been met:

           (i). Purchaser shall have performed and complied with all terms of this Agreement required to be performed or complied with by Purchaser prior to Closing, and all of the representations and warranties made by Purchaser under this Agreement shall be true and correct in all material respects on and as of the Closing; and

           (ii). No suit, action or proceeding by or before any governmental authority shall have been instituted or threatened (and not subsequently dismissed, settled, or otherwise terminated) which might restrain, prohibit or invalidate any of the transactions contemplated by this Agreement other than an action or proceeding instituted or threatened by Seller or any of its affiliates; and

           (iii). Seller and Purchaser shall have executed and delivered to Purchaser the Assignments; and

           (iv). Purchaser shall have delivered to Seller the Purchase Price as adjusted by delivering an amount equal to the sum provided for in Section 3a as adjusted pursuant to Section 3b.

           (v) Seller shall have received documentation satisfactory to Seller evidencing the release of Seller from any and all liability up to $4,800,000 (or the proportionately reduced amount if applicable) with respect to the letter of credit in favor of the EPA concerning Cook Inlet's ballast water treatment facilities, and up to
$6,700,000 (or the proportionately reduced amount if applicable) with respect to Cook Inlet's $22,000,000 credit facility. Seller shall use all reasonable efforts to accomplish the foregoing prior to the Closing Date.

           (vi) Purchaser shall have executed counterpart originals of the Cook Inlet Funding Agreement and the Guaranty Agreement.

17. CLOSING. The Closing shall occur on or before April 30, 1997 ("Closing Date") at the offices of Seller at 5555 San Felipe, Houston, Texas 77056 (or at such other place as the parties may agree). The following shall take place at the Closing:

       a.     Seller   and  Purchaser  shall   execute   the
Assignments, and the Assignments shall be delivered to Purchaser;

     b. Purchaser shall pay by wire transfer to the Seller the Purchase Price, as adjusted. All amounts due by Purchaser shall be sent to the following account: Marathon Oil Company, National City Bank, Cleveland, Ohio, Transit Routing Number 041000124, Account Number 2110051, Reference:
Gulf Coast Region for Alaska Region.

     c. Seller shall deliver to Purchaser a certificate of non-foreign status in the form attached hereto as Exhibit
"I".

      d. Seller shall deliver to Purchaser a statement of an officer of Seller certifying that, as of the Closing Date, all of Seller's representations and warranties herein remain true and correct and that Seller has complied with all the material terms of this Agreement.

      e. Purchaser shall deliver to Seller a statement of an officer of Purchaser certifying that, as of the Closing Date, all of its representations and warranties herein remain true and correct and that Purchaser has complied with all the material terms of this Agreement.

     f. Purchaser and Seller shall execute transfer orders or letters-in-lieu thereof in the form attached as Exhibit "H" hereto, directing purchasers of production from the Property to deliver proceeds from production on and after the Effective Date to Purchaser.

No instrument to be executed and delivered at the Closing, or action to be taken at the Closing, shall be effective until all such agreements have been executed and delivered or actions have been taken, and all such instruments and actions shall be deemed to be effective concurrently.

If this Agreement is terminated, or the transactions contemplated herein do not close by April 30, 1997 for any reason other than Purchaser's breach of this Agreement, then Seller shall immediately thereafter refund the Deposit, without interest. The parties hereby acknowledge that the extent of damages to Seller occasioned by Purchaser's breach of this Agreement would be impossible or extremely difficult to ascertain and that the amount of the Deposit is a fair and reasonable estimate of such damages under the circumstances. In the event of Purchaser's breach of this Agreement, Seller shall retain ten percent (10%) of the Deposit as liquidated damages as its sole remedy and shall promptly refund the remaining ninety percent (90%) to Purchaser. Provided however, if Purchaser elects to close excluding Cook Inlet as provided in Section 6c, and such closing occurs, then Seller shall have the remedy of specific performance with respect to the purchase and sale of Cook Inlet only.

18.  TERMINATION.

      a. This Agreement and the transactions contemplated hereby may be terminated:

           (i) at any time at or prior to Closing by mutual consent of Seller and Purchaser; or

           (ii) at any time after April 30, 1997, by Seller or Purchaser, by the delivery of written notice to the other party, if the Closing shall not have occurred by such date;

           (iii) by Seller, if the total Allocated Value of all portions of the Property excluded by Purchaser from this Agreement exceeds ten percent (10%) of the Purchase Price.

provided, however that a Party may not exercise any right of termination pursuant to this Section 18a if the event giving rise to such termination right shall be due to the willful failure of such Party to perform or observe in any material respect any of the covenants or agreements set forth herein to be performed or observed by such Party;

      b.    If  this  Agreement  is terminated  pursuant  to
Section 18a, this Agreement shall become void and of no further force or effect (except for the provisions of Section 24 which shall survive such termination and continue in full force and effect); provided, however, that such termination shall not relieve either Party from liability for any defaults under this Agreement that occurred prior to such termination.

19. PURCHASER'S REMEDIES. Purchaser shall be entitled to specific performance of this Agreement. Purchaser shall be entitled to recover its reasonable litigation expenses, attorneys fees and costs which are incurred by Purchaser as a result of Seller's default.

20. NOTICES. All notices and communications required or permitted under this Agreement shall be in writing and shall be deemed given when actually received by the party entitled to notice, addressed as follows:


Seller:        Marathon Oil Company
          P.O. Box 196168
          Anchorage, AK  99519-6168
          Attention:  Alaska Region Manager
          Fax: (907) 564-6489

Purchaser:     Forcenergy Inc
          2730 S.W. 3rd Avenue, Suite 800
          Miami, FL  33129-2237
          Attention:     President
          Fax:  (305) 856-4300


21. COMPLETE AGREEMENT This Agreement (including the Exhibits) constitutes the entire understanding and agreement between the parties with respect to the subject matter hereof, and supersedes all negotiations, prior discussions and prior agreements and understandings relating to the subject matter hereof. The terms of this Agreement shall survive the Closing.

22. FURTHER ASSURANCES. The parties agree to do such further acts or execute such further documents as may reasonably be required to effectuate the terms of this Agreement, including, without limitation, executing assignments of the Leases on forms as may be required by the State of Alaska.

23.  FILES AND RECORDS.

      a. Promptly after Closing, Seller shall deliver to Purchaser originals of all files, records, data and information in the possession of Seller relating to the Property, with the exception of Seller's corporate, financial and general tax records, privileged communications between Seller and its attorneys and the work product of Seller's attorneys, but including copies of all Lease files, land files, Well files, oil sales contract files, division order files, abstracts, title opinions, accounting files for the Property and back up data relating thereto (including, but not limited to computerized data) and other files, records, data and information in the possession of Seller; also, information and data, including engineering, geological, geophysical and seismic data, logs, core sample reports, seismic data and all rights thereto of Seller, insofar as same are related to the Property and are in the possession of Seller, but only to the extent transfer of such geological, geophysical and seismic data or information is not prohibited by existing contractual obligations with third parties. Any engineering, geological and geophysical data or information developed or prepared by Seller and delivered to Purchaser shall be delivered to Purchaser without any warranty or representation by Seller. Seller may retain copies of such files, data, records and information at Seller's expense.

      b. Purchaser agrees that the records given to it pursuant to Section 23a. shall be open for inspection by representatives of Seller at reasonable times and upon reasonable notice during regular business hours for a period of ten (10) years following the date of Closing (or for such longer period as may be required by law or governmental regulation), and that Seller may during such period at its expense make such copies thereof as it may reasonably
request.   Seller and Purchaser each shall use  commercially
reasonable efforts for a reasonable period of time following Closing to afford the other access to, (i) in the case of Seller, employees of Seller who remain employees of Seller following the date of Closing and are familiar with the ownership and operation of the Property and (ii) in the case of Purchaser, employees of Purchaser who are familiar with the ownership and operation of the Property, in each case which the Party desiring such access shall reasonably request for its proper corporate purpose, including, without limitation, the defense of legal proceedings. Such access may include interviews or attendance at depositions or legal proceedings; provided, however, that in any event all out-of-
pocket   expenses  reasonably  incurred  by  any  Party   in
connection with this Section 23b shall be paid or promptly reimbursed by the Party requesting such access.

24.  CONFIDENTIALITY AND PUBLIC ANNOUNCEMENTS.

      a. Seller and Purchaser agree to use reasonable business efforts to maintain the confidentiality of this Agreement and any proprietary and confidential technical information relating to Property, except for information (i) which becomes available on a non-confidential basis from another source not subject to an obligation of confidentiality with respect to such information, (ii) which becomes generally available to the public or within the industry other than through a breach of this Agreement, or
(iii)  the  disclosure of which is required by  law  or  the
Associated Contracts or (iv) which is necessary to provide pursuant to preferential purchase rights. The parties hereto agree not to record this Agreement. Upon execution of this Agreement by both parties, Seller shall make all records and documents, including, without limitation, title records, respecting the Property available to Purchaser for Purchaser's inspection and evaluation.

     b. Seller and Purchaser shall consult with each other prior to issuing any news release or making any similar public announcement concerning this Agreement or the transactions contemplated hereby and, except as required by applicable law or the applicable rules or regulations of any governmental body or stock exchange, neither Party shall, prior to Closing, issue any news release or make any similar public announcement without the prior written consent of the other Party.

25. COUNTERPART EXECUTION. This Agreement may be executed by signing the original or a counterpart thereof. If this Agreement is executed in multiple counterparts, each counterpart shall be deemed an original, and all of which when taken together, shall constitute but one and the same agreement with the same effect as if both Parties had signed the same instrument.

26. SURVIVAL. The representations, warranties, and indemnities made or provided for herein shall survive the Closing and shall not be deemed to have merged with the separate representations, warranties and covenants made in the Assignments; provided, however, that any claim with respect to the breach thereof must be brought within four
(4) years from the Closing Date after which time it shall be deemed to have been waived.

27.  MISCELLANEOUS PROVISIONS.

     a. Captions have been inserted for reference purposes only and shall not define or limit the terms of this Agreement.

      b. If any provision of this Agreement is held invalid, illegal or incapable of being enforced under any rule of law, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in a materially adverse manner with respect to either party.

      c. This Agreement cannot be modified or amended except by a written instrument duly executed by Seller and Purchaser. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless expressly provided.

      d. All expenses incurred by each party incidental to the preparation and carrying out of this Agreement are for the account of the party incurring the same.

      e. Except as expressly provided herein to the contrary, neither party hereto shall assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other party and any assignment made without such consent shall be void. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Seller acknowledges and agrees that the restrictions set forth in this Section 27e shall not, after Closing, obligate Purchaser to obtain the written consent of Seller prior to an assignment by Purchaser of its ownership interest in the Property, and Purchaser acknowledges and agrees that any such assignment shall not release Purchaser from any of its liabilities or obligations hereunder.

       f. Except as expressly provided herein, this Agreement is not intended to create, nor shall it be construed to create, any rights in any third party under doctrines concerning third-party beneficiaries.

      g. Purchaser and Seller waive any and all rights to incidental, consequential (including, without limitation, loss of profits), special, punitive and exemplary damages resulting from a breach of this Agreement or any representation or warranty hereunder.

      h. This Agreement, the other documents delivered pursuant hereto and the legal relations among the parties hereto, shall be governed by and construed in accordance with the internal laws of the State of Alaska. Any action brought to enforce any provision hereof or claiming a breach hereof shall be brought in a court of competent jurisdiction in Anchorage, Alaska.

28. LIKE KIND EXCHANGE. Seller shall have the option, at or before Closing, to structure the Closing of this transaction in such a manner so as to qualify as part of a like-kind exchange pursuant to Section 1031 of the Internal Revenue Code. Purchaser will cooperate with Seller to facilitate a "like-kind" exchange(s). In the event Seller desires such an exchange(s)(including three corner exchanges), Seller shall timely notify Purchaser, in writing, of its intent and Seller shall be responsible for arrangement of the like-kind exchange(s), compliance with time limits on like-kind exchange(s), the preparation of appropriate documents to complete the transaction, and all additional costs related thereto. Seller shall defend, indemnify and hold harmless the Purchaser

Indemnified Parties from and against any and all claims, suits, causes of action, demands, liabilities, judgments, fines, penalties, expenses (including, without limitation, court costs and reasonable attorney's fees), damages and losses of whatsoever kind or nature that relate to or are attributable to any actions taken pursuant to this Section
28. Purchaser makes no representation as to the tax consequences to Seller of such an exchange, and shall not in any way be liable therefor.

29. HART-SCOTT-RODINO. If the Parties determine that the Hart-Scott-Rodino Antitrust Improvement Act of 1976 ("Act") is applicable to this transaction, then both Parties shall promptly file with the Federal Trade Commission and the Department of Justice the required notifications, reports, and supplemental information to comply in all respects with the requirements of the Act. Purchaser shall promptly pay to the appropriate government agency all filing fees required of "acquiring persons" as determined by the Act.

      EXECUTED in multiple originals this ____ day of __________, 199__, in the presence of the undersigned competent witnesses.

                         Seller

WITNESSES:                    Marathon Oil Company

_________________________     By:_________________________

_________________________     Its:________________________



                         Purchaser

WITNESSES:                    Forcenergy Inc

_________________________     By:_________________________

_________________________     Its:________________________


k:\acct\yvonne\jack\marathn.doc




EXHIBITS

A    -    the Leases

B    -    Associated Contracts

C-1  -    Assignment (oil and gas properties)

C-2       Assignment (Cook Inlet Pipe Line Company stock)

D    -    Litigation

E    -    Preferential Rights

F    -    Consents

G    -    Allocated Values

H    -    Letter-in-Lieu

I    -    Non Foreign Certificate

J    -    Fuel Gas Agreement


The above exhibits to the Purchase and Sale Agreement are excluded from this document. Any omitted exhibits will be furnished to the Commission upon request.


                            INDEX


SECTION

1.   -    DEFINITIONS

2.   -    PURCHASE AND SALE

3.   -    PURCHASE PRICE

4.   -    REPRESENTATIONS AND WARRANTIES

5.   -    TITLE MATTERS

6.   -    ENVIRONMENTAL MATTERS

7.   -    REPRESENTATIONS BY SELLER

8.   -    DUE DILIGENCE

9.   -    REPRESENTATIONS BY PURCHASER

10.   -     OPERATIONS  AND PRODUCTION AFTER  THE  EFFECTIVE
            DATE; POST CLOSING ADJUSTMENT PROCEDURE

11.  -    TAXES

12.  -    OBLIGATIONS OF THE PARTIES

13.  -    INDEMNIFICATION

14.  -    EXISTING CONTRACTS

15.  -    PREFERENTIAL RIGHTS AND CONSENTS

16.  -    CONDITIONS PRECEDENT

17.  -    CLOSING

18.  -    TERMINATION

19.  -    PURCHASER'S REMEDIES

20.  -    NOTICES

21.  -    COMPLETE AGREEMENT

22.  -    FURTHER ASSURANCES

23.  -    FILES AND RECORDS

24.  -    CONFIDENTIALITY AND PUBLIC ANNOUNCEMENTS

25.  -    COUNTERPART EXECUTION

26.  -    SURVIVAL

27.  -    MISCELLANEOUS PROVISIONS

28.  -    LIKE KIND EXCHANGE

29.  -    HART-SCOTT-RODINO

                         DEFINITIONS


SECTION

29.  -    Act

6a.  -    ADEC

6a.  -    Preamble - Agreement

15.  -    Allocated Value

16a.(iii)-     Assignments

1a.(iii)  -    Associated Contracts

6a.  -    CERCLA

6d.  -    Claims

17.  -    Closing Date

1e.  -    Contingent Bonus

1a (vii)  -    Cook Inlet

5c.  -    Defect Value

3a.  -    Deposit

10.  -    Downward Adjustment

6a.  -    Environmental Defect

6y.  -    Environmental Laws

6a.  -    Environmental Notice Deadline

6a.  -    EPA

10.  -    Expenses

10.  -    Final Purchase Price

10.  -    Final Settlement Date

10.  -    Final Settlement Statement

1f.  -    Funding Agreement

12e. -    GGS

1g.  -    Guaranty Agreement

1a.  -    Leases

5a.  -    Marketable Title

6a.  -    NORM

5b.  -    Notification Deadline

6a.  -    OSHA

1b.(i)    -    Official Records

1b.  -    Permitted Encumbrances

1a.  -    Property

6a.  -    Preamble - Purchaser

12b. -    Purchaser Indemnified Parties

3a.  -    Purchase Price

6a.  -    RCRA

1a.  -    Retained Interests

6a.  -    SARA

6a.  -    Preamble - Seller

6b.  -    Seller Indemnified Parties

1a.  -    TBPF

1a.  -    TBU

5b.  -    Title Defect

1d.  -    "To the best of a party's knowledge"

10.  -    Upward Adjustment

1a.(ii)   -    Wells

1a.  -    WIPA